EXHIBIT 10(f)(15)

2021 Executive Long-Term Incentive Program (2021 E-LTIP)

Under the 2021 E-LTIP, executive officers of the Company are eligible to receive shares based on (i) satisfying certain performance measures established by the Compensation Committee of the Board of Directors (performance shares) for 60% of the award and (ii) continued service only (restricted stock units) for 40% of the award.

The 2021 E-LTIP performance measures and corresponding weightings are as follows:

(i) (25%) Absolute Revenue1: Total revenue measured on a cumulative basis for the three-year performance period as reported in the Company’s audited consolidated financial statements, unadjusted for currency.
(ii) (25%) Free Cash Flow1: Net Cash provided by (used in) Operating Activities of Continuing Operations, less capital expenditures (inclusive of internal use software), measured on a cumulative basis for the three-year performance period, both as reported in the Company’s audited consolidated financial statements, as adjusted annually for the following items:
1)Costs related to acquisition, separation or divestiture to the extent any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied;
2)Cash impacts from the following:
•Items individually identified within Other Expenses, net, (except for interest, currency and asset sales) and to the extent the amount is greater than $10 million pre-tax. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;
•Gains/(losses) from the settlement of tax audits or changes in enacted tax law (to the extent the amount is greater than $10 million pre-tax);
•Gains/(losses) resulting from acts of war, terrorism or natural disasters (to the extent the amount is greater than $10 million pre-tax);
3)Cash payments for restructurings in excess of or less than the amount reported as current restructuring reserves in the preceding year’s Annual Report;
4)Pension contributions in excess of or less than the planned amounts for each year;
5)Impact of changes in receivables factoring programs as compared to total amount factored as of the previous year end.

(iii) (50%) Absolute Share Price: Share price will be measured based on the average of the closing price on the final twenty trading days of the performance period, inclusive of dividends during the three-year performance period.
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1 Absolute Revenue and Free Cash Flow will be adjusted for:
1)Impacts of any individual acquisition in excess of $500 million purchase price;
2)Impacts of a divestiture with revenue equal to or greater than $100 million;
3)Effects of a change in accounting principle as identified within the Company’s consolidated financial statements or MD&A.
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